Exhibit 99.1

Iridex Reports First Quarter 2025 Financial Results

MOUNTAIN VIEW, Calif., May 13, 2025 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the first quarter ended March 29, 2025.

First Quarter 2025 Financial Highlights

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Total revenue was $11.9 million, compared to $11.8 million in the first quarter of 2024
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Cyclo G6® product family revenue was $3.2 million, an increase of 8% year-over-year, compared to $3.0 million in the prior year quarter
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Sold 13,900 Cyclo G6 probes compared to 13,300 in the prior year quarter
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Sold 24 Cyclo G6 Glaucoma Laser Systems compared to 22 in the prior year quarter
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Retina product revenue was $6.6 million, compared to $6.8 million in the prior year quarter
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Reduced operating expense by 32% compared to the prior year period
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Increased adjusted EBITDA to $0.4 million, an improvement of $2.9 million compared to adjusted EBITDA loss of $2.5 million in the prior year quarter
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Strengthened balance sheet through a strategic investment in the Company, resulting in $10 million of proceeds. Cash and cash equivalents as of March 29, 2025 were $7.2 million.

“Over the past two quarters we have transformed Iridex. We have returned to year over year revenue growth and decreased operating expenses to achieve our first two quarters of adjusted EBITDA positive results,” said Patrick Mercer, Iridex President and CEO. “We are excited about the future for Iridex as we work with Novel to identify opportunities to further improve our operations, address customers’ unmet needs and explore additional partnerships, distribution agreements and opportunities to leverage our global customer base.”

First Quarter 2025 Financial Results

Revenue for the three months ended March 29, 2025 was $11.9 million compared to $11.8 million during the same period of the prior year. Retina product revenue decreased 3% in Q1 2025 to $6.6 million, compared to Q1 2024, driven primarily by lower Pascal system sales partially offset by higher medical and surgical system sales. Total product revenue from the Cyclo G6 Glaucoma product group was $3.2 million, an increase of $0.2 million, or 8% year-over-year, primarily driven by higher probe sales. Other revenue increased $0.1 million to $2.1 million in Q1 2025 compared to $2.0 million in Q1 2024, driven primarily by an increase in service and certain legacy product revenue.

Gross profit in Q1 2025 was $5.1 million or a 42.5% gross margin, an increase compared to $4.5 million, or a 37.9% gross margin, in Q1 2024, driven by favorable product mix and lower manufacturing expenses.

Operating expenses were $5.3 million in Q1 2025, a decrease of $2.5 million, or 32% compared to $7.8 million in Q1 2024, due to expense reduction measures taken in late 2024.

Loss from operations was $0.2 million in Q1 2025, a decrease of $3.1 million compared to a loss from operations of $3.3 million in Q1 2024.

Other expense, net was $1.5 million in Q1 2025, compared to $0.1 million other expense, net in Q1 2024. Increase in other expense, net was driven by the write-off of the loan origination costs associated with the Lind note payable settlement in March 2025.

Net loss was $1.7 million or $0.10 per share for Q1 2025, compared to a net loss of $3.5 million, or $0.21 per share, in the same period of the prior year.

Total adjusted EBITDA for Q1 2025 was $0.4 million, an improvement of $2.9 million, compared to adjusted EBITDA loss of $2.5 million for Q1 2024.

Cash and cash equivalents totaled $7.2 million as of March 29, 2025. This includes a strategic investment of $10 million from Novel Inspiration. Concurrent with the close of this investment, the Lind note payable was settled and a portion of the proceeds was used to liquidate the debt.

2025 Financial Outlook

The Company plans to achieve cash flow breakeven and positive adjusted EBITDA in 2025 on revenue generation consistent with 2024.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2025 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2025. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measure when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below;

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Total revenues	$11,896	$11,761
Cost of revenues	6,841	7,303
Gross profit	5,055	4,458
Operating expenses:
Research and development	876	1,536
Sales and marketing	2,453	3,747
General and administrative	1,931	2,468
Total operating expenses	5,260	7,751
Loss from operations	(205)	(3,293)
Other expense, net	(1,469)	(133)
Loss from operations before provision for income taxes	(1,674)	(3,426)
Provision for income taxes	12	38
Net loss	$(1,686)	$(3,464)
Net loss per share:
Basic	$(0.10)	$(0.21)
Diluted	$(0.10)	$(0.21)
Weighted average shares used in computing net loss per common share:
Basic	16,727	16,253
Diluted	16,727	16,253

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2025	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$7,244	$2,387
Accounts receivable, net	9,386	8,394
Inventories	10,142	10,817
Prepaid expenses and other current assets	2,357	1,964
Total current assets	29,129	23,562
Property and equipment, net	75	115
Intangible assets, net	1,223	1,307
Goodwill	965	965
Operating lease right-of-use assets, net	1,546	1,792
Other long-term assets	1,298	1,394
Total assets	$34,236	$29,135
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,708	$7,594
Accrued compensation	2,015	1,672
Accrued expenses	969	477
Convertible note payable, current	-	1,734
Other current liabilities	2,045	1,812
Deferred revenue, current	2,090	2,176
Operating lease liabilities, current	1,120	1,094
Total current liabilities	14,947	16,559
Long-term liabilities:
Deferred revenue	7,968	8,350
Operating lease liabilities	535	811
Convertible note payable	3,644	1,004
Other long-term liabilities	290	314
Total liabilities	27,384	27,038
Convertible preferred stock	6,000	-
Stockholders’ equity:
Common stock	174	174
Additional paid-in capital	90,344	89,881
Accumulated other comprehensive income	29	51
Accumulated deficit	(89,695)	(88,009)
Total stockholders’ equity	852	2,097
Total liabilities, convertible preferred stock, and stockholders’ equity	$34,236	$29,135

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(1,686)	$(3,464)

Interest income	(7)	(8)
Other expense	1,476	141
Provision for income taxes	12	38
Depreciation and amortization	381	403
Stock-based compensation	213	394
Severance related expense (for head count reduction)	26	28
Adjusted EBITDA	$415	$(2,468)

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share- based compensation, as well as certain non-GAAP adjustments.